Exhibit 10.1

[CTI Letterhead]

October 30, 2015

Nathan Habegger

Chief Financial Officer

CTI Group (Holdings), Inc.

333 North Alabama Street, Suite 240

Indianapolis, IN 46204

Dear Nate,

This letter sets forth an agreement between you and CTI Group (Holdings) Inc. (the “Company”). You will resign immediately on closing of the acquisition of CTI by Enghouse and contract with Enghouse as a contractor for 3 months at US$20,000 per month, expenses which are pre-approved in writing, and a one-time special bonus of US$100,000 (the “Special Bonus”) to be paid within 10 business days of closing of the acquisition of the Company.

The Special Bonus is compensation for both the extra effort put forth by you in connection with the sale of the Company and assistance with transition activities for Enghouse. This financial arrangement and payment will be for settlement of all obligations of the Company to you in connection with your assistance with the transaction and your employment. In the event Enghouse does not complete its acquisition of the Company, the three months contract with Enghouse and the Special Bonus shall not be due and payable. There will be no other financial obligations due to you hereunder. For greater certainty, you agree that you are entitled to no further amounts from the Company, Enghouse or their affiliates other than as provided herein, including without limitation any notice, severance, bonus amounts, change of control, termination, work or success fees or any other amounts whatsoever under contract, statute common law or otherwise.

Sincerely,

CTI Group (Holdings) Inc.

By:	/s/ Manfred Hanuschek
Name:	Manfred Hanuschek
Title:	Chief Executive Officer and President

AGREED AND ACKNOWLEDGED:

By:	/s/ Nathan Habegger
Nathan Habegger
Date:	October 30, 2015

Enghouse Systems Limited

By:	/s/ Todd May
Name:	Todd May
Title:	Vice President and General Counsel
Date:	October 30, 2015